Exhibit 99.10

Execution Copy

CALL OPTION AGREEMENT

This Call Option Agreement (this “Agreement”, or the “Givolon Call Option”), is made and entered into as of September 14, 2017 (the “Effective Date”), by and between Ryfold Limited, a company duly organized and existing under the laws of Jersey (the “Seller”) and Glencore AG, a company duly organized and existing under the laws of Switzerland (“Option Holder”). Seller and Option Holder are sometimes collectively referred to herein as the “Parties” and each is referred to individually as a “Party.”

RECITALS

WHEREAS, Seller owns all of the outstanding share capital of Givolon Limited, a company duly organized under the laws of Jersey (“Givolon”);

WHEREAS, Seller is party to a Framework Agreement, dated as of the date hereof (the “Framework Agreement”), among Option Holder, Givolon and Seller, under which the parties thereto have entered into and are entering into certain agreements in order to facilitate the Financing (as defined in the Framework Agreement) contemplated thereby;

WHEREAS, (i) Givolon owes Option Holder the remaining purchase price (the “Purchase Price Balance”) for 27,500,000 shares of common stock, par value $0.01 per share, of Century Aluminum Company purchased by Givolon on the date hereof (the “Specified Shares”), and (ii) Option Holder has the right, under a swap agreement (the “Swap Agreement”) and a call option agreement (the “Century Call Option Agreement”) consisting of an ISDA Master Agreement in the form of the 1992 ISDA Master Agreement (Multicurrency—Cross Border) with a Schedule thereto, both dated and entered into as of the Effective Date, together with (x) with respect to the Swap Agreement, a Total Return Swap Confirmation, and (y) with respect to the Century Call Option Agreement, a Century Call Option Confirmation, to acquire the Specified Shares (or an equivalent number of shares of Common Stock) (the “Century Call Option”) for an aggregate remaining payment equal to the Purchase Price Balance; and

WHEREAS, Option Holder has requested the right to purchase all of the outstanding share capital of Givolon (the “Givolon Shares”), and Seller has agreed to grant such right to Option Holder, pursuant to the terms and conditions stated in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual premises contained in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

1.            Grant of Call Option.

(a)          Grant. Subject to the terms and conditions set forth in this Agreement, in consideration of Option Holders’ payment to Seller of US$100 and of other good and valuable consideration, receipt of which is hereby acknowledged, Seller hereby grants to Option Holder, an option (the “Givolon Option”), exercisable at any time during the period (the “Option Period”) commencing on and including the Effective Date and ending at 5:00 P.M. local time in London, England on the tenth (10th) anniversary of the Effective Date, to require Seller to sell to Option Holder, all but not less than all of the Givolon Shares for an aggregate exercise price equal to US$100 (the “Option Exercise Price”).

(b)          Exercise Procedures.

(i)          Option Holder may exercise the Givolon Option by giving written notice (the “Exercise Notice”) to Seller at any time during the Option Period, and thereupon Option Holder and Seller shall be obligated to settle the Givolon Option in accordance with clause (ii) below.

(ii)         Settlement of the Givolon Option following its exercise (the “Givolon Option Settlement”) shall take place at 2:00 P.M. on the 3rd business day following giving of the Exercise Notice, or at such earlier time and date as the Parties may agree, at such place as Option Holder shall notify Seller. At the Givolon Option Settlement, each Party shall deliver to the other a counterpart a Share Purchase Agreement substantially in the form of Exhibit A attached hereto (the “Settlement Agreement”), duly executed by the delivering Party relating to the Givolon Shares in full satisfaction of their respective obligations hereunder.

(c)          Power of Attorney. Simultaneously herewith Seller shall deliver to Option Holder a Power of Attorney in the form of Exhibit B hereto by which Seller irrevocably appoints Option Holder as Seller’s attorney in fact, to take any action and execute any agreement, including the Settlement Agreement, which Option Holder deems reasonably necessary or advisable to accomplish the Givolon Option Settlement in accordance with this Agreement.

(d)          Adjustment. Changes and adjustments in Givolon’s share capital, including any share split, share dividend, share combination or other similar change or other change of like effect, and any options, warrants, calls, commitments or any other agreement or rights, the exercise of which would result in any such changes or adjustments (collectively, “Acquisition Rights”), if any, shall not affect the Parties rights and obligations hereunder, and notwithstanding any such change, adjustment or Acquisition Right, the Givolon Option shall continue to apply, without any change or adjustment to the Option Exercise Price, to, and the “Givolon Shares” shall include, all of the outstanding share capital of Givolon and all such Acquisition Rights from time to time.

2.            Mutual Representations and Warranties. Each Party represents and warrants to the other Party, as of the date hereof, that:

(a)          it is duly organized and validly existing and in good standing under the laws of the jurisdiction of its formation and has the full corporate power and authority to execute, deliver and perform this Agreement, and to consummate the transactions contemplated hereby;

(b)          the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on its part;

(c)          this Agreement has been duly executed and delivered and constitutes its legal, valid, and binding obligations enforceable against it in accordance with the terms of this Agreement;

(d)          the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not (i) violate (A) any law or any governmental rule or regulation applicable to it, in any material respect, (B) memorandum and articles of incorporation, bylaws or other charter or organizational documents, or (C) any material order, judgment or decree of any court, governmental body or administrative or other agency having jurisdiction over it; or (ii) conflict with, result in a breach of or constitute a default under any contract or agreement to which it is a party or by which it is bound;

(e)          no consent, approval or authorization of or from any third party, including any governmental entity, whether prescribed by law, regulation, contract or agreement, is required in order for its execution or delivery of this Agreement to be effective, except for such filings with the U.S. Securities and Exchange Commission as may be required under Sections 13 and 16 of the Securities Exchange Act of 1934, as amended; and

(f)          there is no action, suit, proceeding, inquiry or investigation before or by any governmental entity or any self-regulatory organization or body pending or, to its knowledge, threatened against or affecting it that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, this Agreement or any other agreements, instruments and documents executed and delivered or to be executed and delivered by it in connection with this Agreement.

3.            Additional Representations and Warranties of Seller. Seller additionally represents and warrants to Option Holder, as of the date hereof, that:

(a)          Title to the Givolon Shares. Seller is, and will remain during the Option Period, the legal and beneficial owner of the Givolon Shares, subject only to the Givolon Option, free and clear of all charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, preemptive right, right of first refusal, or restriction of any kind, with full right and lawful authority to transfer the Givolon Shares to Option Holder upon exercise of the Givolon Option. There exists no voting agreement, voting trust, or outstanding proxy with respect to any of the Givolon Shares. There are no outstanding rights, options, warrants, calls, commitments, or any other agreements of any character, whether oral or written, with respect to the Givolon Shares.

(b)          The Givolon Shares constitute 100% of the of issued and outstanding share capital of Givolon issued or agreed to be issued and there is no option or right outstanding in favor of any third party to subscribe for any share or loan capital of Givolon.

(c)          No Pending Litigation. To Seller’s actual knowledge, there is no pending or threatened complaint, suit, demand or other dispute relating to the Givolon Shares.

4.            Additional Representations and Warranties of Option Holder. Option Holder additionally represents and warrants to Seller, as of the date hereof, that:

(a)          Exemption from Registration. Option Holder acknowledges and understands that Option Holder sold the Specified Shares to Givolon and indirectly to Seller, and Seller is granting the Givolon Option to Option Holder pursuant to an exemption from the registration requirements of Section 5 under the Securities Act of 1933, as amended (the “Securities Act”).

(b)          Investment Intent. Option Holder is acquiring indirect interest in the Specified Shares solely for its own account for investment purposes and not with a view towards, or for resale in connection with, the public sale or distribution thereof in violation of the Securities Act, and acknowledges and understands that the Specified Shares may not be sold or otherwise transferred by or for the account of Purchaser without registration under the Securities Act, except for sales or other transfers pursuant to valid exemptions from such registration requirements.

(c)          Resale Restrictions. Option Holder acknowledges and understands that the Specified Shares have not been registered under the Securities Act and may not be offered or sold in the United States or to U.S. persons unless the Specified Shares are registered under the Securities Act or an exemption therefrom is available, and that hedging transactions may not be conducted unless in compliance with the Securities Act.

(d)          Non-U.S. Person. Option Holder is not a “U.S. person” within the meaning of Regulation S under the Securities Act, and in particular, Option Holder is a company organized under the laws of Switzerland and is wholly-owned by a company organized in a jurisdiction outside the United States, and is acquiring the Specified Shares for its own account and not for the account or benefit of a U.S. person.

5.            Survival of Representations and Warranties. The respective representations and warranties of Seller and Purchaser set forth in this Agreement shall survive delivery of and payment for the Givolon Shares.

6.            Covenants.

(a)          Option Holder agrees (i) to resell its indirect interest in the Specified Shares only (x) in accordance with the provisions of Regulation S under the Securities Act, which provide for certain sales outside the United States or to non-U.S. persons or accounts, (y) pursuant to registration under the Securities Act, or (z) pursuant to an available exemption from registration; and (b) not to engage in hedging transactions with regard to the Specified Shares unless in compliance with the Securities Act.

(b)          During the Option Period and continuing for 15 days thereafter, without the prior written consent of Option Holder:

(i)          Seller shall not sell, transfer or otherwise dispose of, or mortgage, charge, pledge or otherwise encumber the Givolon Shares or any portion thereof or any interest therein.

(ii)         Seller shall procure that:

(A)         Givolon does not issue or create any new shares, equity, registered capital, ownership interest or equity linked securities, or any options or warrants that are directly convertible into, or exercisable or exchangeable for, shares, equity, registered capital, ownership interest or equity-linked securities of Givolon, or any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), security interest, preemptive right, right of first refusal, or restriction of any kind;

(B)         the Givolon Shares are not cancelled or otherwise altered;

(C)         Givolon does not engage in any business or enterprise or enter into any agreement or transaction other than as contemplated by the Framework Agreement and the other Implementing Documents;

(D)         Givolon maintains its corporate existence separate and apart from Seller and all other persons and entities;

(E)         Givolon is not party to any merger or consolidation;

(F)         Givolon does not revoke or amend its election on Form 8832;

(G)         Givolon does not change it jurisdiction of incorporation and is not dissolved, liquidated or wound up; and

(H)         no director or shareholder or other corporate action is taken authorizing any of the foregoing by Givolon.

(c)          Seller shall promptly notify Option Holder in writing of the occurrence of any event or circumstance that constitutes or is reasonably likely, with notice or the passage of time, to constitute or result in a breach of Section 6(b).

7.            General Provisions.

(a)          Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by facsimile or e-mail if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 7):

If to Option Holder:

Glencore AG

Baarermattstrasse 3

CH-6340 Baar, Switzerland

Attn: Treasury

Telephone: +41-41-709-2000

Facsimile: +41-41-709-3000

If to Seller:

Ryfold Limited

c/o Estera Trust (Jersey) Limited

13-14 Esplanade, St Helier

Jersey JE1 1EE

Attn: the Directors

Facsimile: +44 1534 818 445

(b)          Exclusive Remedies; Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Parties consider that damages would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.

(c)          Governing Law. This Agreement and any non-contractual obligations arising out of or in connection with it  are governed by English law.

(d)          Submission to Jurisdiction. The Parties agree that the courts of England shall have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including any dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”). Each Party agrees that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(e)          Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

(f)          Amendment and Modification; Waiver. No modification or amendment of any provision of this Agreement shall be effective unless in writing and signed by each Party, and no waiver of any provision of or rights under this Agreement shall be effective unless in writing and signed by the Party granting the waiver. No waiver by any Party of any breach of this Agreement shall be construed as a waiver of any subsequent breach, and the failure by any Party to enforce any provision of this Agreement or to require at any time performance by the other Party of any provision hereof shall in no way be construed to be a waiver of any provision of or to affect the validity of this Agreement, or any part hereof, or the right of any Party thereafter to enforce each and every provision in accordance with the terms of this Agreement.

(g)          Successors and Assigns. Except as otherwise provided herein, neither Party may assign any of its rights under this Agreement without the prior written consent of the other Party. Any purported assignment without such consent shall be void ab initio. Subject to the foregoing, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties.

(h)          Entire Agreement. This Agreement, together with the Framework Agreement made and entered into as of the date hereof between the Parties and any other parties thereto from time to time and the other Implementing Agreements provided for therein, supersede all prior and contemporaneous negotiations, promises, covenants, agreements, understandings, representations and warranties between the Parties with respect to the subject matter hereof and together constitute a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter.

(i)          No Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

(j)          Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement.

(k)          Interpretation; Headings. This Agreement shall be deemed to have been jointly drafted by the Parties and no provision of it shall be interpreted or construed for or against either Party because such Party actually or purportedly prepared or requested such provision, any other provision or the Agreement as a whole. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have duly executed and delivered this Agreement as of the date first written above.

Seller:

RYFOLD LIMITED:

By:	/s/ Brendan Dowling
Name: Brendan Dowling
Title: Director

Option Holder:

GLENCORE AG:

By:	/s/ Stephan Huber
Name: Stephan Huber
Title: Officer

By:	/s/ Alicia Wright
Name: Alicia Wright
Title: Officer

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